Exhibit 10.1

DATED April 4, 2011

WALLINGFEN PARK LIMITED

And

LAKELAND INDUSTRIES EUROPE LIMITED

COUNTERPART UNDERLEASE

Relating to:

Units 9 & 10, Warehouse 2, Jet Park, Main Road, Newport

East Riding of Yorkshire

Pepperells Incorporating Ivesons

Solicitors

HULL

LR1. Date of lease	4th April 2011
LR2. Title number(s)

LR2.1 Landlord’s title number(s)

Title number(s) out of which this lease is granted. Leave blank if not registered.

YEA 57100

LR2.2 Other title number(s)

Existing title number(s) against which entries of matters referred to in LR9, LR10, LR11 and LR13 are to be made.

LR3. Parties to this lease

Give full names, addresses and company’s registered number, if any, of each of the parties. For Scottish companies use a SC prefix and for limited liability partnerships use an OC prefix. For foreign companies give territory in which incorporated.

Landlord

WALLINGFEN PARK LIMITED (Company Number: 03113140) of Wallingfen Lodge, 236 Main Road, Newport, Brough, East Yorkshire, HU15 2RH

Tenant

LAKELAND INDUSTRIES EUROPE LIMITED (Company Number: 0450066) whose registered office is at Unit 11, Wallingfen Park, 236 Main Road, Newport, Brough, East Yorkshire, HU15 2RH

Other parties

Specify capacity of each party, for example “management company”, “guarantor”, etc

LR4. Property

Insert a full description of the land being leased

or

Refer to the clause, schedule or paragraph of a schedule in this lease in which the land being leased is more fully described.

Where there is a letting of part of a registered title, a plan must be attached to this lease and any floor levels must be specified

In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail. Paragraph 1.4 of the Particulars

LR5. Prescribed statements etc.

If this lease includes a statement falling within LR5.1, insert under that sub-clause the relevant statement or refer to the clause, schedule or paragraph of a schedule in this lease which contains the statement

In LR5.2, omit or delete those Acts which do not apply to this lease

LR5.1 Statements prescribed under rules 179 (dispositions in favour of a charity), 180 (dispositions by a charity) or 196 (leases under the Leasehold Reform, Housing and Urban Development Act 1993) of the Land Registration Rules 2003

NONE

LR5.2. This lease is made under, or by reference to, provisions of:

NONE

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LR6. Term for which the Property is leased

Include only the appropriate statement (duly completed) from the three options

NOTE: The information you provide, or refer to, here will be used as part of the particulars to identify the lease under rule 6 of the Land Registration Rule 2003.

The term as specified in this lease at paragraph 1.6
LR7. Premium Specify the total premium inclusive of any VAT where payable	NONE
LR8. Prohibitions or restrictions on disposing of this lease Include whichever of the two statements is appropriate. Do not set out here the wording of the provision.	This lease contains a provision that prohibit or restricts dispositions
LR9. Rights of acquisition etc Insert the relevant provisions in the sub-clauses or refer to the clause, schedule or paragraph of a schedule in this lease which contains the provisions.

LR9.1 Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land

NONE

LR9.2 Tenant’s covenant to (or offer to) surrender this lease

NONE

LR9.3 Landlord’s contractual rights to acquire this lease

NONE

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LR10. Restrictive covenants given in this lease by the Landlord in respect of land other than the Property

Insert the relevant provisions or refer to the clause, schedule or paragraph of a schedule in this lease which contains the provisions

NONE
LR11. Easements Refer here only to the clause, schedule or paragraph of a schedule in this lease which sets out the easements.

LR11.1 Easements granted by this lease for the benefit of the Property

FIRST SCHEDULE PART II

LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property

FIRST SCHEDULE PART I

LR12. Estate rentcharge burdening the Property Refer here only to the clause, schedule or paragraph of a schedule in this lease which sets out the rentcharge.	NONE

LR13. Application for standard form of restriction

Set out the full text of the standard form of restriction and the title against which it is to be entered. If you wish to apply for more than one standard form of restriction use this clause to apply for each of them, tell us who is applying against which title and set out the full text of the restriction you are applying for.

Standard forms of restriction are set out in Schedule 4 to the Land Registration Rules 2003

The Parties to this lease apply to enter the following standard form of restriction [against the title of the Property] or [against title number ] NONE

LR14. Declaration of trust where there is more than one person comprising the Tenant

If the Tenant is one person, omit or delete all the alternative statements.

If the Tenant is more than one person, complete this clause by omitting or deleting all inapplicable alternative statements.

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A LEASE DATED

1.	THE PARTICULARS

1.1	The Landlord	WALLINGFEN PARK LIMITED (Company Number 03113140) whose registered office is at Wallingfen Lodge, 236 Main Road, Newport, East Yorkshire, HU15 2RH

1.2	The Tenant	LAKELAND INDUSTRIES EUROPE LIMITED (Company Number 04500660) whose registered office is at Unit 11, Wallingfen Park, 236 Main Road, Newport aforesaid

1.3	The Guarantor	None

1.4	The Premises	All that the light industrial unit known as Units 9 & 10 forming part of Warehouse 2 at Jet Park, Main Road, Newport, East Riding of Yorkshire, HU15 2RP shown edged red on the Plan

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1.5	The Estate	The land and warehouse buildings situate at Jet Park, Main Road, Newport (of which the Premises forms part) shown for the purposes of identification only edged blue on the Plan together with such additional land and buildings owned or acquired by the Landlord from time to time as shall be brought into use in the Estate

1.6	Contractual Term	Twelve (12) years from and including the

1.7	Rent Commencement Date	the day of

1.8	Initial Rent	Fifty thousand Pounds (£50,000) (exclusive of VAT) for the first year of the Contractual Term

1.9	Review Dates	the day of and on the day of in each year thereafter and Review Date means any one of the review dates

1.10	Interest Rate	4% per year above the base lending rate of Barclays Bank Plc or such other Bank (being a member of the Committee of London and Scottish Bankers) as the Landlord may from time to time nominate in writing

1.11	Permitted User	General workshop storage and office use/light industrial use or such other use that falls within classes B1 and/or B8 of the Schedule to the Town and Country Planning (Use Classes) Order 1987 as the Landlord shall from time to time approve (such approval not to be unreasonably withheld or delayed)

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2.	DEFINITIONS

2.1	For all purposes of this Lease the terms defined in clauses 1 and 2 have the meanings specified

2.2	"Access Roads" means the roadways, yards and pavements shown hatched green on the Plan

2.3	"Authorised Guarantee Agreement" shall have the same meaning as in the Landlord and Tenant (Covenants) Act 1995

2.4	"Building(s)" means the warehouse building or buildings now or at any time during the Term erected on the whole or part of the Estate

2.5	“the Industrial Covenants” means the covenants set out in the Third Schedule

2.6	"the Insurance Rent" means the sums which the Landlord shall from time to time pay or be required to pay by way of premium

2.6.1	for insuring the Premises (including insuring for loss of Rent) in accordance with its obligations contained in the Superior Lease and

2.6.2	for insuring in such amount and on such terms (as the Landlord shall consider appropriate or shall be reasonable) against all liability of the Landlord to third parties arising out of or in connection with any matter including or relating to the Premises

Provided that where any policy for such insurance includes other property as well as the Premises the Insurance Rent shall be equal to a fair and reasonable proportion attributable to the Premises (to be assessed by the Surveyor whose decision shall be final and binding on all the parties hereto) of such sums referred to in sub-clause 2.6.1 and 2.6.2.

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2.7	"Insured Risks" means, subject to reasonable and continuing availability of insurance cover and without limitation, fire lightning explosion riot civil commotion malicious persons and vandals earthquakes storm tempest flood bursting and over flowing water pipes tanks and other apparatus impact by road vehicles and non-hostile aircraft (including articles dropped from aircraft) and such other risks or contingencies as the Landlord from time to time in its reasonable discretion may think fit to insure against subject to any exclusions limitations and conditions contained in the Policy of Insurance

2.8	"Interest" means interest during the period from the date on which the payment is due to the date of payment both before and after any judgement at the Interest Rate then prevailing or should the base rate referred to in clause 1.10 cease to exist or not be published at any time such other rate of interest as is most closely comparable with the Interest Rate to be agreed between the parties or in default of agreement to be determined by the Surveyor acting as an expert and not as an arbitrator

2.9	“Latent Defect” is reference to any defect in the Building or the Premises or anything installed in or on the Building attributable to:-

2.9.1.	defective design

2.9.2	defective workmanship or material

2.9.3.	defective supervision of the construction of or the installation of any thing in or on the Building or the Premises; or

2.9.4.	defective preparation of the site of the Premises

2.10	"the 1954 Act" means the Landlord and Tenant Act 1954 (and all statutes regulations and orders included by virtue of clause 3.14)

2.11	"Pipes" means all pipes sewers drains mains ducts conduits gutters water courses wires cables channels flues and all other conducting media and includes any fixings louvres cowls and any other ancillary apparatus which are in on or under or which serve the Premises

2.12	"the Plan" means the plan annexed to this Lease

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2.13	"the Planning Acts" means the Town and Country Planning Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990 and the Planning (Consequential Provisions) Act 1990 (and all statutes regulations and orders included by virtue of clause 3.14)

2.14	“Rent" means the Initial Rent and rent ascertained in accordance with the Second Schedule and such term does not include the Insurance Rent or Service Charge but the term “rents” includes the Rent and the Insurance Rent and the Service Charge

2.15	"Service Charge" means such proportion as the gross metric area of the Premises bears to the gross metric area of the Buildings on the Estate from time to time of which it forms part (to be assessed by the Surveyor whose decision reasonably based and reached shall be final and binding on all the parties hereto) of the annual expenditure referred to in Part A of the Fourth Schedule

2.16	“Superior Lease” means a Lease dated the eighth day of January 2009 and made between Michael Robert Kendall of the one part and the Landlord of the other part

2.17	"Surveyor" means any suitability qualified person or firm appointed by the Landlord to perform any of the functions of the Surveyor under this Lease (including an employee of the Landlord or a company that is a member of the same group as the Landlord within the meaning of Section 42 of the 1954 Act and including also the person or the firm appointed by the Landlord to collect the rents)

2.18	“VAT” means Value Added Tax or any tax of a similar nature that may be substituted for it or levied in addition to it

3.	INTERPRETATION

3.1	The expressions "the Landlord" and "the Tenant" wherever the context so admits include the person for the time being entitled to the reversion immediately expectant on the determination of the Term and the Tenants successors in title respectively and any reference to Superior Landlord includes the Landlord's immediate reversioner at any time

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3.2	Where the Landlord the Tenant or the Guarantor for the time being are two or more persons obligations expressed or implied to be made by or with such party are deemed to be made by or with such persons jointly and severally

3.3	Words importing one gender include all other genders and words importing the singular include the plural and vice versa

3.4	The expression “Guarantor” includes not only the person referred to in clause 1.3 (if any) but also any person who enters into covenants with the Landlord pursuant to clauses 5.9.5 or 5.26

3.5	The expression "the Premises" includes but without limitation

3.5.1	all additions alterations and improvements to the Premises

3.5.2	all the Landlord's fixtures and fittings and fixtures of every kind which shall from time to time be in or upon the Premises (whether originally affixed or fastened to or upon the Premises or otherwise) except any such fixtures installed by the Tenant

3.5.3	all Pipes in on under or over and exclusively serving the Premises but such expression includes no air space above the height of the top of the Premises and references to the Premises in the absence of any provision to the contrary include any part of the Premises

3.6	The expression "the Term" includes the Contractual Term and any period of holding over or extension or continuance of the Contractual Term whether by statute or common law

3.7	References to "the last year of the Term" include the last year of the Term if the Term shall determine otherwise than by effluxion of time and references to "the expiration of the Term" include such other determination of the Term

3.8	References to any right of the Landlord to have access to the Premises shall be construed as extending to any Superior Landlord and any mortgagee of the Premises and to all persons authorised by the Landlord and any Superior Landlord or mortgagee (including agents professional advisers contractors or workmen and others) (where the Superior Lease or mortgage grants such right of access to the Superior Landlord or mortgagee)

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3.9	Any covenant by the Tenant not to do an act or thing shall be deemed to include an obligation not to permit or suffer such act or thing to be done by another person where the Tenant is aware that such act or thing is being done

3.10	Any provision in this Lease referring to the consent or approval of the Landlord shall be construed as also requiring the consent or approval of any mortgagee of the Premises and the Superior Landlord where such consent shall be required but nothing in this Lease shall be construed as implying that any obligation is imposed upon any mortgagee or the Superior Landlord not unreasonably to refuse any such consent or approval

3.11	References to "consent of the Landlord" or words to similar effect mean a consent in writing signed by or on behalf of the Landlord and to "approved" and "authorised" or words to similar effect mean (as the case may be) approved or authorised in writing by or on behalf of the Landlord

3.12	The terms "the parties" or "party" mean the Landlord and/or the Tenant but except where there is an express indication to the contrary exclude the Guarantor

3.13	"Development" has the meaning given by the Town and Country Planning Act 1990 Section 55

3.14	Any references to a specific statute include any statutory extension or modification amendment or re-enactment of such statute and any regulations or orders made under such statute and any general reference to "statute" or "statutes" includes any regulations or orders made under such statute or statutes

3.15	References in this Lease to any clause sub clause or schedule without further designation shall be construed as a reference to the clause sub clause or schedule to this Lease so numbered

3.16	The clause paragraph and schedule headings do not form part of this Lease and shall not be taken into account in its construction or interpretation

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4.	DEMISE

The Landlord demises to the Tenant the Premises EXCEPTING AND RESERVING to the Landlord the rights specified in Part I of the First Schedule BUT TOGETHER WITH the rights specified in Part II of the First Schedule TO HOLD the Premises to the Tenant for the Contractual Term SUBJECT to all rights easements privileges restrictions covenants and stipulations of whatever nature affecting the Premises YIELDING AND PAYING to the Landlord

4.1	The Rent payable without deduction by equal monthly payments in advance on the [ ] day in every month and proportionately for any period of less than a month the first years payment being a proportionate sum in respect of the period from and including the Rent Commencement Date to and including the day before the first anniversary next after the Rent Commencement Date and

4.2	By way of further rent the Insurance Rent payable in accordance with clause 7 and the Service Charge payable in accordance with the Third Schedule

5.	THE TENANT'S COVENANTS

The Tenant covenants with the Landlord

5.1	Rent

5.1.1	to pay the rents on the days and in the manner set out in this Lease and not to exercise or seek to exercise any right or claim to withhold rent or any right or claim to legal or equitable set-off

5.1.2	if so required in writing by the Landlord to make such payments by banker's order or credit transfer to any bank account in the United Kingdom that the Landlord may from time to time nominate

5.2	Outgoings and VAT

To pay and to indemnify the Landlord against

5.2.1	all rates taxes assessments duties charges impositions and outgoings which are now or during the Term shall be charged assessed or imposed upon the Premises or upon the owner or occupier of them (excluding any payable by the Landlord occasioned by a receipt of rents or by any disposition or dealing with or ownership of any interest reversionary to the interest created by this Lease) and if the Landlord shall suffer any loss of rating relief which may be applicable to empty premises after the end of the Term by reason of such relief being allowed to the Tenant in respect of any period before the end of the Term to make good such loss to the Landlord and

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5.2.2	VAT (or any tax of a similar nature that may be substituted for it or levied in addition to it) chargeable in respect of any payment made by the Tenant under any of the terms of or in connection with this Lease or in respect of any payment made by the Landlord where the Tenant agrees in this Lease to reimburse the Landlord for such payment

5.3	Electricity Gas and Other Services Consumed

To pay to the suppliers and/or the Landlord as a supplier all charges for water electricity gas sewage and other services consumed or used at or in relation to the Premises (including meter rents) and to indemnify the Landlord in respect thereof

5.4	Repair Cleaning Decoration etc

5.4.1	to keep the Premises in good repair and condition excepting damage caused by an Insured Risk save to the extent that the insurance money is irrecoverable in consequence of any act or default of the Tenant or anyone at the Premises expressly or by implication with the Tenant's authority and under the Tenant's control and provided that nothing in this Lease obliged the Tenant to remedy:-

(i)	at any time a Latent Defect relating to the structural steelwork or foundations of the Premises

(ii)	a Latent Defect of which the Tenant has notified the Landlord within the first three years of the Term

(iii)	any want of repair within such period attributable to such Latent Defect

5.4.2	to replace from time to time the Landlord's fixtures and fittings in the Premises which may be or become beyond repair at any time during or at the expiration of the Term

5.4.3	to clean the Premises and keep them in a clean condition

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5.4.4	the Tenant must redecorate the Premises in a good and workmanlike manner and with appropriate materials of good quality as often as is in the reasonable opinion of the Landlord or his Surveyor necessary in order to maintain a high standard of decorative finish and preserve the premises (provided this is not ordinarily more than once in any 5 years of the Term) and in the last year of the Term and when in the last year of the Term any change to the tints, colours and patterns of the decoration are to be first approved by the Landlord in writing, provided that the covenants relating to the last year of the Term are not to apply where the Tenant has redecorated the Premises less than 18 months before the end of the Term.

5.4.5	not to deposit or permit to be deposited any waste rubbish or refuse on the Access Roads

5.4.6	not to keep or store on the Access Roads any vehicle caravan or movable dwelling

5.4.7	not to cause the Access Roads to be untidy or in a dirty condition and in particular (but without prejudice to the generality of the above) not to deposit on them refuse or other materials

5.4.8	where the use of Pipes boundary structures or other things is common to the Premises and other property to be responsible for and to indemnify the Landlord against all sums due from and to undertake all work that is the responsibility of the owner lessee or occupier of the Premises in relation to those Pipes or other things

5.5	Waste and Alterations

5.5.1	Not to

5.5.1.1	commit any waste

5.5.1.2	make any addition to the Premises

5.5.1.3	unite the Premises with any adjoining premises

5.5.1.4	make any alteration to the Premises save as permitted by the following provisions of this clause

5.5.2	not to make internal structural alterations to the Premises without

5.5.2.1	obtaining and complying with all necessary consents of any competent authority and paying all charges of any such authority in respect of such consents

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5.5.2.2	making an application supported by drawings and where appropriate a specification in duplicate prepared by an Architect or member of some other appropriate profession

5.5.2.3	paying the reasonable and properly incurred fees of the Landlord any superior landlord any mortgagee and their respective professional advisers and

5.5.2.4	entering into such covenants as the Landlord may require as to the execution and reinstatement of the alterations and in the case of any works of a substantial nature the Landlord may require prior to the commencement of such works the provision by the Tenant of adequate security in the form of a deposit of money or the provision of a bond as assurance to the Landlord that any works which may from time to time be permitted by the Landlord shall be fully completed

5.5.3	subject to the provisions of clause 5.5.2 not to make any internal non-structural alterations to the Premises without the consent of the Landlord (such consent not to be unreasonably withheld or delayed)

5.5.4	to remove any additional buildings additions alterations or improvements made to the Premises at the expiration of the Term if so requested by the Landlord and to make good any part or parts of the Premises which may be damaged by such removal

5.5.5	not to make connection with the Pipes that serve the Premises otherwise than in accordance with plans and specifications approved by the Landlord (such approval not to be unreasonably withheld or delayed) subject to consent to make such connections having previously been obtained from the competent statutory authority or undertaker

5.6	Aerials Signs and Advertisements

5.6.1	Not to erect any pole mast or wire (whether in connection with telegraphic telephonic radio or television communication or otherwise) upon the Premises

5.6.2	Not to affix to or exhibit on the outside of the Premises or to or through any window of the Premises nor display anywhere on the Premises any placard sign notice fascia board or advertisement except any sign permitted by virtue of any consent given by the Landlord pursuant to a covenant contained in this Lease (such consent not to be unreasonably withheld or delayed)

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5.7	Statutory Obligations

5.7.1	At the Tenant's own expense to execute all works and provide and maintain all arrangements upon or in respect of the Premises or the use to which the Premises are being put that are required in order to comply with the requirements of any statute (already or in the future to be passed) or any government department local authority other public or competent authority or Court of competent jurisdiction regardless of whether such requirements are imposed on the lessor the lessee or the occupier provided the Tenant shall not be liable for any costs nor works relating to matters which pre-exist the date of this Lease.

5.7.2	Not to do in or near the Premises any act or thing by reason of which the Landlord may under any statute incur have imposed upon it or become liable to pay any penalty damages compensation costs charges or expenses

5.7.3	Without prejudice to the generality of the above to comply in all respects with the provisions of any statutes and any other obligations imposed by law or by any byelaws applicable to the Premises or in regard to carrying on the trade or business for the time being carried on at the Premises

5.8	Access of Landlord and Notice to Repair

5.8.1	To permit the Landlord on 48 hours written notice (except in case of emergency):

5.8.1.1	to enter upon the Premises for the purpose of ascertaining that the covenants and conditions of this Lease have been observed and performed

5.8.1.2	to view (and to open up floors under the parts of the Premises where such opening up is required in order to view) the state of repair and condition of the Premises and

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5.8.1.3	to give to the Tenant (or leave upon the Premises) a notice specifying any repairs cleaning maintenance or painting that the Tenant has failed to execute in breach of the terms of this Lease and to request the Tenant to execute the same within such reasonable time as the notice may specify having regard to the nature and extent of the work required to remedy the breach including the making good of such opening up (if any) providing that any such opening-up shall be made good by and at the cost of the Landlord where such opening-up reveals no breaches of the terms of this Lease

5.8.2	As soon as reasonably possible to repair cleanse maintain and paint the Premises as required by such notice

5.8.3	If within one month of the service of such a notice the Tenant shall not have commenced and be proceeding diligently with the execution of the work referred to in the notice or shall fail to complete the work within two months or if in the Landlord's Surveyors reasonable opinion the Tenant is unlikely to have completed the work within such period to permit the Landlord to enter the Premises to execute such work as may be necessary to comply with the notice and to pay to the Landlord the cost of so doing and all expenses incurred by the Landlord (including legal costs and surveyors fees) within 14 days of a written demand

5.9	Alienation

5.9.1	Not to hold on trust for another or (save pursuant to a transaction permitted by and effected in accordance with the provisions of this Lease) part with the possession of the whole or any part of the Premises or permit another to occupy the whole or any part of the Premises

5.9.2	Not to assign or charge part only of the Premises

5.9.3	Not to assign or charge the whole of the Premises without the prior consent of the Superior Landlord and the Landlord (such consent of the Landlord not to be unreasonably withheld or delayed) provided that the Landlord shall be entitled (for the purposes of Section 19(1A) of the Landlord and Tenant Act 1925) in relation to an assignment

5.9.3.1	to withhold its consent in any of the circumstances set out in clause 5.9.4

5.9.3.2	to impose all or any of the matters set out in clause 5.9.5 as a condition of its consent

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The provisos to this subclause shall operate without prejudice to the right of the Landlord to withhold such consent on any other ground or grounds where such withholding of consent would be reasonable or to impose any further condition or conditions upon the grant of consent where the imposition of such condition or conditions would be reasonable

5.9.4	The circumstances referred to in clause 5.9.3.1 above are as follows:-

5.9.4.1	where the assignee is an associated company of the Tenant

5.9.4.2.	where in the reasonable opinion of the Landlord the proposed assignee is not responsible or respectable or of sufficient financial standing to enable it to comply with the tenant’s covenants in the Lease

5.9.4.3	where prior to completion of the intended assignment the Tenant has not paid all of the rents or other monetary payments due hereunder or had not substantially observed or performed the covenants on the part of the Tenant herein contains

5.9.5	The matters referred to in clause 5.9.3.2 as conditions are as follows:-

5.9.5.1	that the Tenant enters into an Authorised Guarantee Agreement on or before completion of the assignment whereby the Tenant covenants by deed with the Landlord to guarantee the performance by the proposed Assignee of all covenants on the part of the Tenant and conditions contained in this Lease in a form reasonably required by the Landlord to incorporate all or any of the terms set out in the Fifth Schedule (as if reference therein to “the Guarantor” were reference to the Tenant) with such amendments or additions as the Landlord may require within the provisions of S.16 of the Landlord and Tenant (Covenants) Act 1995 save that such guarantee shall not extend to any liability restriction or other requirement arising after the Assignee is released from its covenants by virtue of the Landlord and Tenant (Covenants) 1995

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5.9.5.2	that the Tenant provides two references confirming that the proposed assignee is responsible and will be able to pay the Rent and meet the other outgoings and liabilities arising under the Lease from any of the following namely a former landlord bank trade creditor solicitor or accountant (except where the financial status of the proposes assignee is such that it would be unreasonable for the Landlord to require such references)

5.9.5.3	that any assignee of the whole of the Premises covenants by deed with the Landlord to pay the rents reserved by this Lease and to observe and perform all covenants on the part of the Tenant and conditions contained in this Lease during the Term until released by virtue of the Landlord and Tenant (Covenants) Act 1995

5.9.5.4	that (where it is reasonable so to require) in addition to the guarantee provided by the Tenant pursuant to sub clause 5.9.5.1 at least two sureties acceptable to the Landlord (acting reasonably) act as sureties for the assignee in order to covenant jointly and severally with the Landlord that the assignee will pay the rents reserved by this Lease and perform and observe the covenants on the part of the Tenant and the conditions contained in this Lease and otherwise in the terms set out in the Fifth Schedule hereto (as if reference therein to “the Guarantor” were reference to the sureties) or such other terms as the Landlord may reasonable require

5.9.5.5	that the Tenant has with the application for consent to assign produced to the Landlord either an unconditional undertaking from its solicitors to pay or such other security satisfactory to the Landlord (acting reasonably) to cover payment of, whether the licence is granted or not, all reasonable costs and disbursements (including irrecoverable VAT) which may be properly incurred by the Landlord in connection with the application for consent (including without prejudice to the generality of the foregoing) its solicitors’ costs, it surveyors’ costs and the costs of any accountants employed to advise in whether the intended assignee satisfies and financial criteria specified in this Lease or is a person of such financial standing that it is reasonable for the Landlord to grant licence for the assignment of this Lease to it

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5.9.6	Not to underlet the whole or any part of the Premises without the prior consent of the Superior Landlord and the Landlord (such consent not to be unreasonably withheld or delayed) and provided that the following conditions and obligations contained in clauses 5.9.7 to 5.9.10 inclusive are to be met failing which consent may be withheld.

The provisos to this sub-clause shall operate without prejudice to the right of the Landlord to withhold such consent on any other ground or grounds where such withholding of consent would be reasonable or to impose any further condition or conditions upon the grant of consent where the imposition of such condition or conditions would be reasonable.

5.9.7	An underletting of part of the Premises shall only be permitted in relation to either the entirety of Unit 9 and/or the entirety of Unit 10.

5.9.8	That each and every permitted underlease shall be granted without any fine or premium at a rent not less than the then open market rental value of the Premises or relevant Unit to be approved by the Landlord prior to any such underlease or the Rent (or a pro-rata apportionment of it in the case of an underletting of part) then being paid (whichever shall be the greater) such Rent being payable in advance on the days on which Rent is payable under this Lease and shall contain provisions approved by the Landlord.

5.9.8.1	for the upwards only review of the rent reserved by such underlease on the basis and on the dates on which the Rent is to be reviewed in this Lease

5.9.8.2	prohibiting the under tenant from doing or allowing any act or thing in relation to the underlet premises inconsistent with or in breach of the provisions of this Lease

5.9.8.3	for re-entry by the underlandlord on breach of any covenant by the undertenant

5.9.8.4	imposing an absolute prohibition against all dispositions of or other dealings whatever with the Premises other than an assignment of the whole

5.9.8.5	prohibiting any assignment of the whole without the prior consent of the Landlord under this Lease

5.9.8.6	prohibiting the undertenant from permitting another to occupy the whole or any part of the Premises

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5.9.8.7	imposing in relation to any permitted assignment the same obligations for registration with the Landlord as are contained in this Lease in relation to dispositions by the Tenant

5.9.9	To enforce the performance and observance by every such undertenant of the provisions of the underlease and not at any time either expressly or by implication to waive any breach of the covenants or conditions on the part of any undertenant or assignee of any underlease nor (without the consent of the Landlord such consent not to be unreasonably withheld or delayed) vary the terms or accept a surrender of any permitted underlease.

5.9.10	In relation to any permitted underlease:

5.9.10.1	to ensure that the rent is reviewed in accordance with the terms of the underlease

5.9.10.2	not to agree a reviewed rent with the undertenant without the approval of the Landlord

5.9.10.3	to give notice to the Landlord of the details of the determination of every rent review within 3 days provided that the Landlord’s approval specified above shall not be unreasonably withheld or delayed

5.9.11	Within 28 days of any assignment charge underlease or any transmission or other devolution relating to the Premises to produce for registration with the Landlord’s solicitors such deed to document or a certified copy of it and to pay the Landlord’s solicitors reasonable charges for the registration of every such document of no more than £50 plus VAT

5.9.12	Notwithstanding clause 5.9.1 the Tenant may share the occupation of the whole or any part of the Premises with a company which is a member of the same group as the Tenant (within the meaning of Section 42 of the 1954 Act) for so long as both companies shall remain members of that group and otherwise than in a manner that transfers or creates a legal estate

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5.10	Nuisance etc and Residential Restrictions

5.10.1	Not to do nor allow to remain upon the Premises anything which may be or become or cause a nuisance annoyance disturbance inconvenience injury or damage to the Landlord or its tenants or the owners or occupiers of adjacent or neighbouring premises

5.10.2	Not to use the Premises for a sale by auction or for any dangerous noxious noisy or offensive trade business manufacture or occupation nor for any illegal or immoral act or purpose

5.10.3	Not to use the Premises as sleeping accommodation or for residential purposes nor keep any animal fish reptile or bird anywhere on the Premises

5.11	Landlords Costs

To pay to the Landlord on an indemnity basis all costs fees charges disbursements and expenses (including without prejudice to the generality of the above those payable to counsel solicitors surveyors and bailiffs) properly and reasonably incurred by the Landlord in relation to or incidental to

5.11.1	every application made by the Tenant for a consent or licence required by the provisions of this Lease whether such consent or licence is granted or refused or proffered subject to any qualification or condition or whether the application is withdrawn

5.11.2	the preparation and service of a notice under the Landlord and Tenant [Covenants] Act 1995 Section 17 or under the Law of Property Act 1925 Section 146 or incurred by or in contemplation of proceedings under section 146 or 147 of that Act notwithstanding that forfeiture is avoided otherwise than by relief granted by the court

5.11.3	the recovery or attempted recovery of arrears of rent or other sums due from the Tenant and

5.11.4	any steps taken in contemplation of or in connection with the preparation and service of a schedule of dilapidations during or within two months after the expiration of the Term (but relating in all cases to dilapidations which occurred prior to such expiration of the Term)

5.12	The Planning Acts

5.12.1	Not to commit any breach of planning control (such term to be construed as it is used in the Planning Acts) and to comply with the provisions and requirements of the Planning Acts that affect the Premises whether as to the Permitted User or otherwise and to indemnify (both during or following the expiration of the Term) and keep the Landlord indemnified against all liability whatsoever including cost and expenses in respect of any contravention that did not pre-exist the date of this Lease

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5.12.2	At the expense of the Tenant to obtain all planning permissions and to serve all such notices as may be required for the carrying out of any operations or user on the Premises which may constitute Development provided that no application for planning permission shall be made without the previous consent of the Landlord (such consent not to be unreasonably withheld or delayed) in any case where the application for an implementation of such planning permission will not create or give rise to any tax or other fiscal liability for the Landlord or where the Tenant indemnifies the Landlord against such liability

5.12.3	Subject only to any statutory direction to the contrary to pay and satisfy any charge or levy that may subsequently be imposed under the Planning Acts in respect of the carrying out or maintenance of any such operations or the commencement or continuance of any such user

5.12.4	Notwithstanding any consent which may be granted by the Landlord under this Lease not to carry out or make any alteration or addition to the Premises or any change of use until

5.12.4.1	all necessary notices under the Planning Acts have been served and copies produced to the Landlord

5.12.4.2	all necessary permissions under the Planning Acts have been obtained and produced to the Landlord and

5.12.4.3	the Landlord has acknowledged that every necessary planning permission is acceptable to it (such acknowledgement not to be unreasonably withheld) the Landlord being entitled to refuse to acknowledge its acceptance of a planning permission on the grounds that any condition contained in it or anything omitted from it or the period referred to in it would be (or be likely to be) prejudicial to the Landlord's interest in the Premises whether during or following the expiration of the Term

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5.12.5	Unless the Landlord shall otherwise direct to carry out and complete before the expiration of the Term

5.12.5.1	any works stipulated to be carried out to the Premises by a date subsequent to such expiration as a condition of any planning permission granted for any Development begun before the expiration of the Term and

5.12.5.2	any Development begun upon the Premises in respect of which the Landlord shall or may be or become liable for any change or levy under the Planning Acts

5.12.6	In any case where a planning permission is granted subject to conditions and if the Landlord reasonably so requires to provide security for the compliance with such conditions and not to implement that planning permission until security has been provided

5.13	Plans Documents and Information

5.13.1	If called upon to do so to produce to the Landlord or the Surveyor all plans documents and other evidence as the Landlord may reasonably require in order to satisfy itself that the provisions of this Lease have been complied with

5.13.2	If called upon to do so to furnish to the Landlord the Surveyor or any person acting as the third party determining the Rent in default of agreement between the parties under any provisions for rent review contained in this Lease such information as may reasonably be requested in writing in relation to any pending or intended step under the 1954 Act or the implementation of any provision for rent review

5.14	Indemnities

To be responsible for and to keep the Landlord fully indemnified against all damage damages losses costs expenses actions demands proceedings claims and liabilities made against or suffered or incurred by the Landlord arising directly or indirectly out of

5.14.1	any act omission or negligence of the Tenant or any persons at the Premises expressly or impliedly with the Tenant's authority and under the Tenant's control

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5.14.2	any breach or non-observance by the Tenant of the covenants conditions or other provisions of this Lease or any of the matters to which this demise is subject

5.15	Encroachments

5.15.1	Not to stop up darken or obstruct any windows or light belonging to the Building(s)

5.15.2	To take all reasonable steps to prevent any window light opening doorway path passage pipe or other encroachment or easement being made or acquired in against out of or upon the Premises and to notify the Landlord immediately if any such encroachment or easement shall be made or acquired (or attempted to be made or acquired) and at the request of the Landlord to adopt such means as shall reasonably be required to prevent such encroachment or the acquisition of any such easement

5.15.3	Not in any event to place or store or leave any articles or materials of any description on the Retained Parts (as defined in clause 5 of Part A of the Fourth Schedule)

5.15.4	Not to allow at any time any vehicular or other obstruction by any employee or invitees of the Tenant of the highways or the access and service roads or the service areas or forecourts serving the Premises or any other parts of the Estate

5.16	Yield Up

At the expiration of the Term:

5.16.1	To yield up the Premises in repair and in accordance with the terms of this Lease

5.16.2	To give up all keys of the Premises to the Landlord

and

5.16.3	To remove all signs erected by the Tenant in upon or near the Premises and immediately to make good any damage caused by such removal

5.17	Interest on Arrears

5.17.1	If the Tenant shall fail to pay the rents or any other sum due under this Lease within 14 days of the date due whether formally demanded or not the Tenant shall pay to the Landlord Interest on the rents or other sum from the date when they were due to the date on which they are paid (both dates being inclusive) and such interest shall be deemed to be rents due to the Landlord

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5.17.2	Nothing in the preceding clause shall entitle the Tenant to withhold or delay any payment of the rents or any other sum due under this Lease after the date upon which they fall due or in any way prejudice affect or derogate from the rights of the Landlord in relation to such non-payment including (but without prejudice to the generality of the above) under the proviso for re-entry contained in this Lease

5.18	Statutory Notices Etc

To give full particulars to the Landlord of any notice direction order or proposal for the Premises made given or issued to the Tenant by any local or public authority within 7 days of receipt and if so required by the Landlord to produce it to the Landlord and without delay to take all necessary steps to comply with the notice direction or order and at the request of the Landlord but at the cost of the Tenant to make or join with the Landlord in making such objection or representation against or in respect of any notice direction order or proposal as the Landlord shall deem expedient

5.19	Sale of Reversion etc

To permit

5.19.1	the Landlord at any time to enter upon the Premises and affix and retain anywhere upon the Premises (but not so as to obstruct access to or egress from the Premises) a notice for the sale of the Landlord's reversionary interest

5.19.2	upon reasonable notice at any time during the Term prospective purchasers of or agents instructed in connection with the sale of the Landlord's reversion or of any other interest superior to the Term to view the Premises without interruption provided they are authorised in writing by the Landlord or its agents and provided in exercising such access as little disturbance or interference as possible in caused to the Tenant and its Permitted User

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5.20	Reletting Board

To permit the Landlord at any time during the last 6 months of the Contractual Term and at any time thereafter unless the Tenant shall have made a valid court application under Section 24 of the 1954 or otherwise be entitled in law to remain in occupation or to a new tenancy of the Premises (or sooner if the Rent reserved by clause 4.1 or any part of it shall be in arrear and unpaid for longer than 28 days) to enter upon the Premises and affix and retain anywhere upon the Premises (but not so as to obstruct access to or egress from the Premises) a notice for reletting the Premises and during such period to permit persons with the written authority of the Landlord or its agent at reasonable times of the day to view the Premises

5.21	Defective Premises

To give notice to the Landlord of any defect in the Premises which might give rise to an obligation on the Landlord to do or refrain from doing any act or thing in order to comply with the provisions of this Lease or the duty of care imposed on the Landlord pursuant to the Defective Premises Act 1972 or otherwise and at all times to display and maintain all notices which the Landlord may from time to time reasonably require to be displayed at the Premises

5.22	Landlords Rights

To permit the Landlord at all times during the Term to exercise without interruption or interference any of the rights granted to it by virtue of the provisions of this Lease

5.23	The Industrial Covenants

To observe and perform the Industrial Covenants

5.24	Covenants under the Superior Lease

To perform and observe the covenants on the part of the Landlord as tenant contained in the Superior Lease (save such covenants as to the payment of rent and insurance and repair of the Premises) so far as the same relate to the Premises as though the same were set out in full herein but save and except so far as the Landlord expressly covenants in this Lease to observe and perform the same and to indemnify and keep indemnified the Landlord against all claims damages costs and expenses in any way relating thereto

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5.25	Keyholders

To ensure that at all times the Landlord has written notice of the name address and home telephone number of at least 2 keyholders of the Premises

5.26	New Guarantor

Within 14 days of the death during the Term of any Guarantor or of such person becoming bankrupt or having a receiving order made against him or having a receiver appointed under the Mental Health Act 1983 or being a company passing a resolution to wind up or enter into liquidation or having a receiver to give notice of this to the Landlord and if so required by the Landlord at the expense of the Tenant within 28 days to produce some other person acceptable to the Landlord to execute a guarantee in respect of the Tenant’s obligations contained in this Lease in the form of the Guarantor’s covenants contained in this Lease

6.	THE LANDLORD'S COVENANTS

The Landlord covenants with the Tenant:

6.1	Quiet Enjoyment

To permit the Tenant peaceably and quietly to hold and enjoy the Premises without any interruption or disturbance from or by the Landlord or any person claiming under or in trust for the Landlord

6.2	Observe Superior Lease

6.2.1	That the Landlord will pay the yearly rent reserved and made payable by the Superior Lease and will observe and perform or procure the observance and performance of the tenant’s covenants and conditions therein contained so far as the same are not required to be observed and performed by the Tenant under the covenants on its part hereinbefore contained and will keep the Tenant indemnified against payment of the said rents and observance and performance of such covenants and conditions so far as aforesaid and all proceedings costs claims and demands in any way relating thereto

6.2.2	at the request of the Tenant to use its reasonable endeavours to enforce the covenants on the part of the Superior Landlord contained in the Superior Lease

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6.2.3	At the cost of the Tenant to use its reasonable endeavours to obtain the consent of the Superior Landlord wherever the Tenant makes application for any consent required under this Lease where the consent of both the Landlord and the Superior Landlord is needed by virtue of this Lease or the Superior Lease

6.2.4	Not to agree to the variation of any of the terms of the Superior Lease which would be likely to materially adversely affect the Tenant’s occupation or enjoyment of the Premises without first obtaining the Tenant’s written consent such consent not to be unreasonably withheld or delayed

6.3	Remedy of Latent Defects

The Landlord must as soon as practicably possible remedy:-

6.3.1	any Latent Defect relating to the structural Steelwork or foundations of the Premises

6.3.2	a Latent Defect of which the Tenant has notified the Landlord in writing within the first three years of the Term

6.3.3	any want of repair within such period attributable to such Latent Defect

6.4	To observe and perform its obligations contained in the Fourth Schedule

7.	INSURANCE

7.1	Warranty re convictions

The Tenant warrants that prior to the execution of this Lease it has disclosed to the Landlord in writing any conviction judgment or finding of any court or tribunal relating to the Tenant (or any director other officer or major shareholder of the Tenant) of such a nature as to be likely to affect the decision of any insurer or underwriter to grant or continue insurance of any of the Insured Risks

7.2	Payment of Insurance Rent

The Tenant covenants to pay to the Landlord the Insurance Rent on the date of this Lease for the period from and including the Rent Commencement Date to the day before the next policy renewal date and subsequently the Tenant shall pay the Insurance Rent on demand

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7.3	Suspension of Rent

7.3.1	If and whenever during the Term:

7.3.1.1	the Premises or any part of them are damaged or destroyed by any of the Insured Risks except one against which insurance may not ordinarily be arranged with an insurer of repute for properties such as the Premises unless the Landlord has in fact insured against that risk so that the Premises or any part of them are unfit for occupation or use and

7.3.1.2	save where payment of the insurance money is refused in whole or in part by reason of any act or default of the Tenant or anyone at the Premises expressly or by implication with the Tenants authority and under the Tenant's control the provisions of clause 7.3.2 shall have effect

7.3.2	When the circumstances contemplated in clause 7.3.1 arise the Rent or a fair proportion of the Rent according to the nature and the extent of the damage sustained shall cease to be payable until the Premises or the affected part shall have been rebuilt or reinstated so that the Premises or the affected part are made fit for occupation or use or until the expiration of three years from the destruction or damage whichever period is the shorter (the amount of such proportion and the period during which the Rent shall cease to be payable to be determined by the Surveyor acting as an expert and not as arbitrator)

7.4	Reinstatement and Termination if prevented:

7.4.1	If and whenever during the Term:

7.4.1.1	the Premises or any part of them are damaged or destroyed by any of the Insured Risks except one against which insurance may not ordinarily be arranged with an insurer of repute for properties such as the Premises unless the Landlord has in fact insured against that risk and

7.4.1.2	save where the payment of the insurance money is refused in whole or in part by reason of any act or default of the Tenant or anyone at the Premises expressly or by implication with the Tenants authority (and under the Tenant's control)

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the Landlord shall use reasonable endeavours to obtain all planning permissions or other permits and consents that may be required under the Planning Acts or other statutes (if any) and from the Superior Landlord to enable the Landlord to rebuild and reinstate ("Permissions")

7.4.2	Subject to the provisions of clause 7.4.3 and 7.4.4 the Landlord shall as soon as the Permissions have been obtained or immediately where no Permissions are required apply all monies received in respect of such insurance to which the Landlord is entitled (except such sums in respect of loss of Rent) in rebuilding or reinstating the Premises so destroyed or damaged

7.4.3	For the purposes of this clause the expression "Supervening Events" means

7.4.3.1	the Landlord has failed despite using reasonable endeavours to obtain the Permissions

7.4.3.2	any of the Permissions have been granted subject to a lawful condition with which in all the circumstances it would be unreasonable to expect the Landlord to comply

7.4.3.3	some defect or deficiency in the site upon which the rebuilding or reinstatement is to take place would mean that the same could only be undertaken at a cost that would be unreasonable in all the circumstances

7.4.3.4	the Landlord is unable to obtain access to the site for the purposes of rebuilding or reinstating

7.4.3.5	the rebuilding or reinstating is prevented by war act of God Government action strike lock out or

7.4.3.6	any other circumstances beyond the control of the Landlord

7.4.4	The Landlord shall not be liable to rebuild or reinstate the Premises if and for so long as such rebuilding or reinstating is prevented by Supervening Events

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7.4.5	If upon the expiry of 3 years commencing on the date of the damage or destruction the Premises have not been rebuilt or reinstated so as to be fit for the Tenant's occupation and use either party by notice served at any time within 6 months of the expiry of such period invoke the provisions of clause 7.4.6

7.4.6	Upon service of a notice in accordance with clause 7.4.5

7.4.6.1	the Term will absolutely cease but without prejudice to any rights or remedies that may have accrued to either party against the other including (without prejudice to the generality of the above) any right that the Tenant may have against the Landlord for a breach of the Landlords covenants set out in clauses 7.4.1 and 7.4.2

7.4.6.2	all money received in respect of the insurance effected by the Landlord pursuant to this clause shall as against the tenant belong to the Landlord

7.5	Tenant's Insurance Covenants

The Tenant covenants with the Landlord

7.5.1	To comply with all the requirements of the insurers

7.5.2	Not to do or omit anything that could cause any policy of insurance on or in relation to the Premises to become void or voidable wholly or in part nor (unless the Tenant shall have previously notified the Landlord and have agreed to pay the increased premium) anything by which additional or increased insurance premiums may become payable

7.5.3	To keep the Premises supplied with such fire fighting equipment as the insurers and the fire authority may require and to maintain such equipment to their satisfaction and in efficient working order and that at least once in every 12 months to cause any sprinkler system and other fire fighting equipment to be inspected by a competent person

7.5.4	Not to store or bring on to the Premises any articles substance or liquid of a specially combustible inflammable or explosive nature and to comply with the requirements and recommendations of the fire authority as to fire precautions relating to the Premises

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7.5.5	Not to obstruct the access to any fire fighting equipment or means of escape from the Premises nor to lock any fire door while the Premises are occupied

7.5.6	To give notice to the Landlord immediately upon the happening of any event which might affect any insurance policy on or relating to the Premises or upon the happening of any event against which the Landlord may have insured under this Lease

7.5.7	Immediately to inform the Landlord in writing of any conviction judgement or finding of any court or tribunal relating to the Tenant (or any director or other officer or major shareholder of the Tenant) of such a nature as to be likely to affect the decision of any insurer or underwriter to grant or to continue any such insurance

7.5.8	If at any time the Tenant shall be entitled to the benefit of any insurance on the Premises (which is not effected or maintained in pursuance of any obligation contained in this Lease) to apply all money received by virtue of such insurance in making good the loss or damage in respect of which such money shall have been received

7.5.9	If however during the Term the Premises or any part of them are damaged or destroyed by an Insured Risk and the insurance money under the policy of insurance effected by the Landlord pursuant to its obligation contained in this Lease is by reason of any act or default of the Tenant or anyone at the Premises expressly or by implication with the Tenant's authority and under the Tenant's control wholly or partially irrecoverable immediately in every such case subject to any necessary Superior Landlords consent required (at the option of the Landlord) either

7.5.9.1	to rebuild and reinstate at its own expense the Premises or the part destroyed or damaged to the reasonable satisfaction and under the supervision of the Surveyor the Tenant being allowed towards the expenses of so doing upon such rebuilding and reinstatement being completed the amount (if any) actually received in respect of such destruction or damage under any such insurance policy or

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7.5.9.2	to pay to the Landlord on demand with Interest the amount of such insurance money so irrecoverable in which event the provisions of clause 7.3 and 7.4 shall apply

7.6	Landlords Insurance Covenants

The Landlord covenants with the Tenant in relation to the policy of insurance effected by the Landlord pursuant to its obligations contained in this Lease

7.6.1	To produce to the Tenant on demand a copy of the policy and the last premium renewal receipt or reasonable evidence of the terms of the policy and the fact that the last premium has been paid

7.6.2	To procure, if possible, that the interest of the Tenant is noted or endorsed on the policy

7.6.3	To notify the Tenant of any material change in the risks covered or requirements by the policy from time to time

8.	PROVISOS

8.1	Re-entry

If and whenever during the Term

8.1.1	the rents (or any of them or any part of them) under this Lease are outstanding for 14 days after becoming due whether formally demanded or not or

8.1.2	there is a breach by the Tenant of any covenant or other term of this Lease or any document supplemental to this Lease or

8.1.3	an individual Tenant becomes bankrupt or

8.1.4	a company Tenant or the Guarantor

8.1.4.1	enters into liquidation whether compulsory or voluntary (but not if the liquidation is for amalgamation or reconstruction of a solvent company) or

8.1.4.2	has a receiver appointed or

8.1.5	the Tenant enters into an arrangement for the benefit of its creditors or

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8.1.6	the Tenant has any distress or execution levied on its goods the Landlord may re-enter the Premises (or any part of them in the name of the whole) at any time (and even if any previous right of re-entry has been waived) then the Term will absolutely cease but without prejudice to any rights or remedies which may have accrued to the Landlord against the Tenant or the Guarantor or to the Tenant against the Landlord in respect of any breach of covenant or other term of this Lease (including the breach in respect of which the re-entry is made)

8.2	Exclusion of Use Warranty

Nothing in this Lease or any consent granted by the Landlord under this Lease shall imply or warrant that the Premises may lawfully be used under the Planning Acts for the purposes authorised in this Lease (or any purpose subsequently authorised)

8.3	Entire Understanding

This Lease embodies the entire understanding of the parties relating to the Premises and to all matters dealt with by any of the provisions of this Lease

8.4	Representations

The Tenant acknowledges that this Lease has not been entered into in reliance wholly or partly on any statement or representation made by or on behalf of the Landlord except any such statement or representation that is expressly set out in this Lease or in written replies to enquiries give by the Landlord’s Solicitors

8.5	Licences etc under hand

Whilst the Landlord is a limited company or other corporation all licences consents approvals and notices required to be given by the Landlord shall be sufficiently given if given under the hand of a director the secretary or other duly authorised officer of the Landlord or the Surveyor on behalf of the Landlord

8.6	Tenant's Property

If after the Tenant has vacated the Premises on the expiry of the Term any property of the Tenant remains in or on the Premises and the Tenant fails to remove it within 7 days after being requested in writing by Landlord to do so or if after using its best endeavours the Landlord is unable to make such a request to the Tenant within 14 days from the first attempt so made by the Landlord

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8.6.1	the Landlord may as the agent of the Tenant sell such property and the Tenant will indemnify the Landlord against any liability incurred by it to any third party whose property shall have been sold by the Landlord in the mistaken belief held in good faith (which shall be presumed unless the contrary be proved) that such property belonged to the Tenant

8.6.2	if the Landlord having made reasonable efforts is unable to locate the Tenant the Landlord shall be entitled to retain such proceeds of sale absolutely unless the Tenant shall claim them within 6 months of the date upon which the Tenant vacated the Premises and

8.6.3	the Tenant shall indemnify the Landlord against any damage occasioned to the Premises and any actions claims proceedings costs expenses and demands made against the Landlord caused by or related to the presence of the property in or on the Premises

8.7	Compensation on Vacating

Any statutory right of the Tenant to claim compensation from the Landlord on vacating the Premises shall be excluded to the extent that the law allows

8.8	Service of Notices

The provisions of the Law of Property Act 1925 Section 196 as amended by the Recorded Delivery Service Act 1962 shall apply to the giving and service of all notices and documents under or in connection with this Lease except that Section 196 shall be deemed to be amended as follows:-

8.8.1	the final words of Section 196(4) "and that service...be delivered" shall be deleted and there shall be substituted "and that service shall be deemed to be made on the third Working Day after the registered letter has been posted "Working Day" meaning any day from Monday to Friday inclusive other than Christmas Day Good Friday and any statutory bank or public holiday"

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8.8.2	any notice or document shall also be sufficiently served on a party if served on solicitors who have acted for that party in relation to this Lease or the Premises at anytime within the year preceding the service of the notice or document

8.8.3	any notice or document shall also be sufficiently served if sent by telex telephonic facsimile transmission or any other means of electronic transmission to the party to be served (or its solicitors where clause 8.8.2 applies) and that service shall be deemed to be made on the day of transmission if transmitted before 4 p.m. on a Working Day but otherwise on the next following Working Day (as defined above)

And in the clause “Party” includes the Guarantor

8.9	Power to Determine

8.9.1	The Tenant may terminate this Lease on the day of (“the Break Date”) if the Tenant shall up to the time of such termination have paid Rent and performed and observed the covenants contained in this Lease by giving notice in writing (“the Break Notice”) to the Landlord not less than six months before the Break Date

8.9.2	If a Break Notice is given in accordance with clause 8.9.1 this Lease will terminate on the Break Date but without prejudice to the respective rights of either party in respect of any antecedent claim or breach of covenant

8.10	Jurisdiction

This Lease shall be construed and governed by the Laws of England and Wales to the exclusive jurisdiction of whose Courts the parties hereto unconditionally submit

8.11	Rights of Third Parties

              This Lease does not create any right enforceable by any person not a party to it who is not the Landlord for the time being or the Tenant for the time being or (where relevant) the Guarantor for the time being

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9.	New Lease

This Lease is a new tenancy for the purposes of Section 1 of the Landlord & Tenant (Covenants) Act 1995

IN WITNESS WHEREOF the parties hereto have executed this Lease as a deed the day and year first before written

FIRST SCHEDULE

Part I

(Rights Reserved)

1.	The free and uninterrupted passage of water and soil through the pipes drains and watercourse and of electricity, gas and other services through the Pipes which are now or may at any time during the Term be in on or under or passing through the Premises for the benefit of the remainder of the Estate and any adjoining or neighbouring property and every part thereof with the right to construct and maintain new services for the benefit of the remainder of the Estate and any adjoining or neighbouring property and every part thereof the right to repair and maintain and renew such existing and new services and the right at any time but (except in emergency) after giving reasonable notice to enter upon the Premises in the exercise of such rights

2.	Full right and liberty at any time hereafter or from time to time to execute works services and erections and buildings upon or to alter, demolish or rebuild any of the erections services or buildings erected on the remainder of the Estate and any adjoining or neighbouring property or any part thereof providing the Landlord is acting reasonably and to use the remainder of the Estate and any adjoining neighbouring property or buildings erected or to be erected thereon in such manner as the Landlord acting reasonably shall think fit notwithstanding that the access of light or air to the Premises may be interfered with or that access to the Premises may be unavoidably temporarily obstructed provided that the Landlord or the person exercising such rights shall make good all damage occasioned thereby and shall abate an appropriate amount of rent for any part of the Premises temporarily inaccessible by reason of such works

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3.	The right (upon reasonable prior notice except in emergency) to enter upon the Premises so far as may be necessary for the purpose of executing repairs or alteration to and maintaining the Retained Parts or to the remainder of the Estate and any adjoining or neighbouring property owned by the Landlord or any part thereof

4.	The right of support and protection from the Premises for the remainder of the Estate and any adjoining or neighbouring property and every part thereof

5.	The right at any time during the Term at reasonable times and upon 48 hours written notice except in cases of emergency to enter (or in cases of emergency to break and enter) the Premises

5.1	to exercise any of the rights granted to the Landlord elsewhere in this Lease

5.2	to inspect the condition and state of repair of the Premises

5.3	to take schedules or inventories of fixtures and fittings and other items to be yielded up on the expiry of the Term

6.	The right with the Surveyor at any time at convenient hours and on reasonable prior notice to enter and inspect and measure the Premises for all purposes connected with any pending or intended step or action under the 1954 Act or the implementation of the provisions for rent review

7.	The right to vary alter or change the route leading to and from the Premises or close or build upon the Access Roads forming part of the Estate provided that the Landlord shall provide or maintain suitable alternate access to and from the Premises

8.	The right in case of emergency for itself or others the occupiers or Tenants of the remainder of the Estate and their visitors or licensees to gain egress through such parts of the Premises (if any) as are classified and maintained as fire exits or emergency escape routes

Part II

(Rights Granted)

1.	The free and uninterrupted passage of water and soil through the pipes drains and watercourse and of electricity, gas and other services through the Pipes which are now or may at any time during the Term be in or under or passing through or over the other parts of the Estate or any adjoining or neighbouring property of the Landlord

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2.	All necessary rights of subjacent and lateral support and protection for the Premises

3.	A right (upon reasonable prior notice except in emergencies) to enter onto the remainder of the Estate so far as may be necessary for the purpose of executing repairs to and maintaining the Premises and a right to enter into such part of the Building in which meters are housed in relation to mains service supplies provided that the Tenant or the person exercising such rights shall make good all damage occasioned thereby to the remainder of the Estate

4.	A right of way over the Access Roads for the Tenant or any persons expressly or impliedly authorised by him at all times and for all purposes connected with such Tenant's use and enjoyment of the Premises and so far only as is necessary and to load and unload in the Access Roads without causing congestion or any permanent or unnecessary obstruction

5.	The right at all usual times of business to park motor vehicles in the parking areas coloured red on the Plan or in other such places as the Landlord acting reasonably may from time to time designate together with the right to casual parking in such other parking spaces which the Landlord may provide and designate from time to time and which may be available

6.	All necessary rights in the event of fire or other similar emergency to use the fire and emergency exits with the necessary egress to a place of safety

THE SECOND SCHEDULE

Rent Review

1.	DEFINITIONS

For all purposes of this schedule the terms defined in this paragraph shall have the meanings specified

1.1	“The Base Figure” means being the amount of the latest index figure of the index last published before the date of this Lease

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1.2	“the Index” means the Index of Retail Prices published by H M Stationary Office or any official publication substituted for it

1.3	“The New Rent” means that rent to apply after the relevant Review Date until the next Review Date

1.4	“The Revised Rent” means the rent determined in accordance with this schedule

1.5	“The Review Date Figure” means the amount of the latest index figure of the Index last published before the relevant Review Date

2.	The New Rent

2.1	The New Rent shall be whichever is the higher of:

2.1.1	An increase of 3% of the Rent then payable and

2.1.2	The Revised Rent

2.2	If the relevant Review Date is not a rent payment day the Tenant shall on that Review Date pay to the Landlord the amount by which one months rent at the rate payable on the immediately preceding rent payment day is less than one months Rent at the rate of the New Rent apportioned on a daily basis for that part of the month during which the New Rent is payable

3.	Revised Rent

The Revised Rent shall be the amount to be determined at the Review Date by multiplying the Initial Rent by the Review Date Figure and dividing the result by the Base Figure

4.	Provisos

4.1	In the event of any change after the date of this Lease in the reference base used to complete the Index the figure taken to be shown in the Index after the change shall be the figure which would have been shown in the Index if the reference base current at the date of this Lease had been retained

4.2	In the event of it becoming impossible by reason of any change after the date of this Lease in the methods used to compile the Index or for any other reason whatsoever to calculate the Revised Rent by reference to the Index or if any dispute or question whatsoever arises between the parties to this Lease with respect to the amount of the Revised Rent or with respect to the construction or effect of this clause the dispute or question shall be determined by a valuer acting as an expert who shall have full power to determine on such dates as he shall deem apposite what would have been the Review Date Figure had the Index continued on the basis and giving the information assumed to be available for the operation of this Schedule

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5.	Notification of the Revised Rent

5.1	The Landlord shall obtain copies of the Index and shall supply the Tenant with a copy of the latest publication of the Index before the Review Date together with a calculation of the amount of the Revised Rent

5.2	Within one month of receipt of the Tenant shall in writing acknowledge receipt of the copy and statement and state whether or not he agrees with the calculation

6.	Default Provision

6.1	If the Tenant fails to acknowledge the Landlords calculation of the amount of the Revised Rent within one month or the procedure laid down in this Schedule is not complied with the Revised Rent shall be the amount stated in the Landlords calculation

6.2	If it is impossible to determine the Revised Rent in accordance with paragraph 3 of this Schedule then the Revised Rent shall be determined in accordance with paragraph 4.2 of this Schedule

7.	Payment of the New Rent

7.1	The Tenant shall continue to pay the previous Rent payable in accordance with the terms of this Lease until ascertainment of the Revised Rent

7.2	Upon ascertainment of the Revised Rent the New Rent shall be payable from the Review Date and the Tenant shall pay the New Rent until the next relevant Review Date

7.3	Upon ascertainment of the Revised Rent the Tenant shall forthwith pay to the Landlord the amount of any difference between the rent immediately payable before that Review Date and the New Rent for the period between the Review Date and the ascertainment of the New Rent with interest at the Interest Rate calculated on a daily basis from the date of ascertainment of the New Rent to the date of payment

8.	Memorandum of New Rent

When the New Rent have been ascertained in accordance with this Schedule memoranda of the amounts shall be endorsed on this Lease and the counterpart of it and shall be signed by or on behalf of the Landlord the Tenant and the Superior Landlord

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THE THIRD SCHEDULE

The Industrial Covenants

1.	User.

1.1	To use the Premises for the Permitted User only

1.2	Not to cease carrying on business in the Premises or leave the Premises continuously unoccupied for more than 1 month without

1.2.1	notifying the Landlord and

1.2.2	providing such caretaking or other security arrangements as the Landlord shall reasonably require and the insurers shall require in order to protect the Premises from vandalism theft damage or unlawful occupation

2.	Smoke Abatements

2.1	To ensure that every furnace boiler or heater at the Premises (whether using solid liquid or gaseous fuel) is constructed and used so as substantially to consume or burn the smoke arising from it

2.2	Not to cause or permit any grit or noxious or offensive effluvia to be emitted from any engine furnace chimney or other apparatus on the Premises without using the best possible means for preventing or counteracting such emission

2.3	To comply with the provisions of the Clean Air Acts 1956 and 1968 the Control of Pollution Act 1974 and the Environmental Protection Act 1996 and with the requirements of any notice of the local authority served under them

3.	Pollution

Not to permit to be discharged into any Pipes serving the Premises or to be spilled or deposited on the Premises or any neighbouring or adjoining land

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3.1	Any oil or grease or any deleterious objectionable dangerous poisonous noxious or explosive matter or substance and to take all reasonable measures to ensure that any effluent discharged into the Pipes will not be corrosive or otherwise harmful to the Pipes or cause obstruction or deposit in them or

3.2	Any fluid of a poisonous or noxious nature or other kind likely to or that does in fact destroy sicken or injure the fish or contaminate or pollute the water of any stream or river

3.3	Any controlled or special waste or any other substance that may produce concentrations or accumulations of noxious gases or noxious liquids that may cause pollution of the environment or harm to human health

4.	Roof and Floor Weighting

4.1	Not to bring or permit to remain upon the Premises any safes machinery goods or other articles which shall or may strain or damage the Premises or any part of it

4.2	Not without the consent of the Landlord to suspend any weight from the portal frames stanchions or roof purlins of the Premises or use the same for the storage of goods or place any weight on them

4.3	On the application by the Tenant for the Landlord's consent under paragraph 4.2 the Landlord shall be entitled to consult and obtain the advice of an engineer or other person in relation to the roof or floor loading proposed by the Tenant and the Tenant shall repay to the Landlord on demand the fee of such engineer or other person

5.	Machinery

5.1	To keep all plant apparatus and machinery (including any boilers and furnaces) upon the Premises properly maintained and in good working order and for that purpose to employ reputable contractors for the regular periodic inspection and maintenance of them

5.2	To renew all working and other parts as and when necessary or when recommended by such contractors

5.3	To ensure by directions to the Tenants staff and otherwise that such plant apparatus and machinery are properly operated and

5.4	To avoid damage to the Premises by vibration or otherwise

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6.	Signs

At all times to display and maintain a suitable sign showing the Tenant's trading name and business of the size and kind specified by the Landlord at points designated within the Estate by the Landlord

7.	Parking

Not to permit any vehicles belonging to it or to any persons calling at the Premises expressly or by implication with its authority to stand on or obstruct the Access Roads

8.	Regulations

To comply with all reasonable regulations made by the Landlord from time to time for the management of the Estate

THE FOURTH SCHEDULE

Service Charge

PART A

Definitions

1.	"Services" means the services facilities and amenities specified in Part C of this Schedule

2.	"Annual Expenditure" means

2.1	all costs expenses and outgoings whatever properly incurred by the Landlord during a Financial Year in or incidental to providing all or any of the Services and

2.2	all sums reasonably and properly incurred by the Landlord during a Financial Year in relation to the matters specified in Part D of this Schedule ("the Additional Items")

and any VAT payable on such items (save where such VAT is recoverable by the Landlord) but

2.3	excluding any expenditure in respect of any part of the Estate for which the Tenant or any other Tenant shall be wholly responsible and excluding any expenditure that the Landlord shall recover or which shall be met under any policy of insurance maintained by the Landlord pursuant to its obligations in this Lease

3.	"Computing Date" means 1st August in every year of the Term or such other date as the Landlord may from time to time nominate and "Computing Dates" shall be construed accordingly

4.	"Financial Years" means the period

4.1	from the commencement of the Term to and including the first Computing Date and subsequently

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4.2	between 2 consecutive Computing Dates (including the first Computing Date but excluding the second Computing Date in the period)

5.	"Retained Parts" mean all parts of the Estate not constructed or adapted for letting including (but without prejudice to the generality of the above):

5.1	any rooms and storage premises used in connection with the provision of services for the Estate

5.2	all Pipes equipment and apparatus used in the Building (except such as are within and solely serve an individual unit which is let or constructed or adapted for letting)

5.3	Such parts of the structure walls foundations and roofs of the Building that are not included in the Premises and that would not be included in the Premises demised by leases of all the other units in the Building if let on the same terms as this Lease

PART B

Performance of the Services and Payment

of the Service Charge

6.	Performance of the Services

Subject to the Tenant paying to the Landlord the Service Charge the Landlord shall perform the Services throughout the Term provided that the Landlord shall not be liable to the Tenant in respect of :

6.1	any failure or interruption in any of the Services by reason of repair replacement maintenance of any installations or apparatus or their damage or destruction or by reason of mechanical or other defect or breakdown or frost other inclement conditions or shortage of fuel materials water or labour or any other cause beyond the Landlord's control save as to the extent that any such failure or interruption could have been prevented or shortened by the exercise of proper care attention and diligence and skill by the Landlord or those undertaking the Services on behalf of the Landlord and provided that the Landlord uses and continues to use its reasonable endeavours to restore the Services in question as quickly as possible

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6.2	any act omission or negligence of any person undertaking the Services or any of them on behalf of the Landlord provided that this paragraph shall not be construed as relieving the Landlord from liability for breach by the Landlord of any covenants on the part of the Landlord contained in this Lease

7.	Payment of the Service Charge

7.1	For each Financial Year, the Tenant must pay to the Landlord on account of the Service Charge the sum of £2,500 or such other sum as the Landlord's Surveyor certifies to be fair and reasonable having regard to the likely amount of the Service Charge. That sum shall be paid in advance by bankers order (as for Rent), without deduction or set off by equal monthly instalments on the rent payment days, the first instalment or proportionate part thereof for the period from the rent commencement date to the next rent payment day being paid on the execution thereof. During any Financial Year the Surveyor may revise the contribution on account of the service charge for that Financial Year so as to take into account any actual or expected increase in expenditure, and as soon as reasonably practicable after such revisions the Surveyor must certify the amount of the revised contribution

7.2	The Landlord shall as soon as convenient after each Computing Date prepare and serve on the Tenant an account showing the Annual Expenditure for the Financial Year ending on that Computing Date and containing a fair summary of the expenditure referred to in it and upon such account being certified by the Surveyor it shall be conclusive evidence for the purposes of this lease of all matters of fact referred to in the account except in the case of manifest error

7.3	The Tenant shall be entitled at any time at its own expense to inspect any vouchers, bills and receipts relating to the Annual Expenditure

7.4	With the account prepared and served under the provisions of paragraph 7.2 of this Schedule the Landlord will furnish the Tenant with an account of the service charge payable by him for that Financial Year, credit being given for payments made on account. Within 14 days of the furnishing of such an account, the Tenant must pay the service charge or the balance of any balance of it payable, to the Landlord. The Landlord must allow to the Tenant any amount overpaid by him against future payment of the Service Charge, whether on account or not. At the end of the Financial Year current at the end of the Term the Landlord must repay to the Tenant any outstanding overpayment of the Service Charge.

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7.5	The Tenant shall pay the Service Charge each Financial Year within 14 days after service upon it of the account certified by the Surveyor as provided by paragraph 7.1 of this Schedule

8.	Variations

The Landlord may withhold add to extend vary or make any alteration in the rendering of the Services or any of them from time to time provided that the same complies with the principles of good estate management and is reasonable in all the circumstances

PART C

The Services

9.	Maintaining etc Retained Parts

Maintaining repairing renewing where beyond economic repair and reinstating and where appropriate treating washing down painting and decorating the Retained Parts

10.	Maintaining etc apparatus plant machinery etc

Inspecting servicing maintaining repairing amending overhauling replacing where beyond economic repair and insuring (save in so far as insured under other provisions of this lease) all apparatus plant machinery and equipment within the Retained Parts from time to time including (without prejudice to the generality of the above) all (if any) lifts and lift shafts stand-by generators and boilers and closed-circuit television

11.	Maintaining etc Pipes

Maintaining repairing cleansing emptying draining and renewing where necessary for the purpose of repair only all Pipes within the Retained Parts

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12.	Maintaining etc Fire Alarms etc

Maintaining and renewing where necessary for the purposes of repair only any fire alarms and ancillary apparatus and fire prevention and fire fighting equipment and apparatus in the Retained Parts

13.	Cleaning etc Retained Parts

Cleaning treating heating and lighting the Retained Parts to such standard as the Landlord may from time to time consider adequate

14.	Fixtures Fittings, etc

Supplying providing purchasing hiring maintaining renewing where beyond economic repair replacing where necessary for the purposes of repair only repairing servicing overhauling and keeping in good and serviceable order and condition all fixtures and fittings bins receptacles tools appliances materials equipment and other things which the Landlord may deem desirable or necessary for the maintenance appearance upkeep or cleanliness of the Estate or any part of the Estate

15.	Other Services

Any other services relating to the Estate or any part of the Estate provided by the Landlord from time to time and not expressly mentioned which shall at any time during the Term be in keeping with the principles of good estate management

PART D

The Additional Items

16.	Fees

16.1	The reasonable and proper fees and disbursements (and any VAT payable on them save where recoverable by the Landlord) of :

16.1.1	the Surveyor and other individual firm or company employed or retained by the Landlord for (or in connection with) such surveying or accounting functions or the management of the Estate

16.1.2	the managing agents (whether or not the Surveyor) for or in connection with:

16.1.2.1	the management of the Estate

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16.1.2.2	the collection of the rents and all other sums due to the Landlord from the tenants of the Estate

16.1.2.3	the performance of the Services and any other duties in and about the Estate or any part of it relating to (without prejudice to the generality of the above) the general management administration security maintenance protection and cleanliness of the Estate

16.1.3	any individual firm or company valuing the Estate for the purposes of assessing the full cost of rebuilding and reinstatement

16.1.4	any individual firm or company providing caretaking or security arrangements and services to the Estate as a whole

16.1.5	any other individual firm or company employed or retained by the landlord to perform (or in connection with) any of the Services or any of the functions or duties referred to in this paragraph

PROVIDED that such fees and expenses shall not relate to collecting arrears of rent negotiating new lettings or negotiations or other matters relating to rent reviews or dilapidations

16.2	The reasonable and proper fees of the Landlord for any of the Services or the other functions and duties referred to in paragraph 16.1 above that shall be undertaken by the Landlord and not by a third party

17.	Contracts for Services

The cost of entering into any contracts for the carrying out of all or any of the Services and other functions and duties that the Landlord may in its absolute discretion deem desirable or necessary

18.	Outgoings

All taxes assessments duties charges impositions and outgoings which are now or during the Term shall be charged assessed or imposed on:

18.1	the whole of the Estate where there is no separate charge assessment or imposition on or in respect of an individual unit

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18.2	the whole of the Retained Parts or any part of them including

19.	Electricity Gas etc

The cost of supply of electricity gas oil or other fuel for the provision of the Services and for all purposes in connection with the Retained Parts

20.	Road Charges etc

The expense or contribution to cost of making repairing maintaining and rebuilding and cleaning the Access Roads and any ways roads pavements or structures Pipes or anything which may belong to or be used for the Estate or any part of it exclusively or in common with other neighbouring or adjoining premises

21.	Regulations

The costs charges and expenses of preparing and supplying to the tenants copies of any regulation made by the Landlord to the Estate or the use of it

22.	Statutory etc Requirements

The cost of taking all steps deemed desirable or expedient by the Landlord for complying with making representations against or otherwise contesting the incidence of the provisions of any statute byelaw or notice concerning town planning public health highways streets drainage or other matters relating to or alleged to relate to the Estate or any part of it for which any tenant is not directly and exclusively liable

23.	Nuisance

The cost of the Landlord of abating a nuisance in respect of the Estate or any part of it in so far as the same is not the liability of any individual tenant

24.	Interest

Any reasonable and proper interest and fees in respect of money borrowed to finance the provisions of the Services of the Additional Items

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25.	Anticipated Expenditure

Such Provision (if any) for the anticipated expenditure in respect of any of the Services or the Additional Items as the Landlord shall in its reasonable discretion consider appropriate.

THE FIFTH SCHEDULE

Guarantors Covenants

1.	That as between the Guarantor and the Landlord the liability of the Guarantor will be as principal debtor and covenantor

2.	That the Tenant will at all times during the Term (and as well after as before any disclaimer of this Lease) duly and punctually pay the rents as herein provided and will observe and perform all the tenant's covenants and the conditions contained in this Lease

3.	That if at any time during the Term the Tenant defaults in paying any of the rents or in observing or performing any of the covenants and conditions contained in this Lease the Guarantor will pay such rents and observe and perform the covenants and conditions in respect of which the Tenant is in default and pay and make good to the Landlord on demand all losses damages and costs and expenses sustained by the Landlord through the default of the Tenant notwithstanding:-

3.1	any time or indulgence granted by the Landlord to the Tenant or any neglect or forbearance of the Landlord in enforcing the payment of rents or the observance or performance of the Tenant's covenants or other terms of this Lease or any refusal by the Landlord to accept rents tendered by or on behalf of the Tenant at a time when the Landlord was entitled (or would after the service of a notice under Section 146 of the Law of Property Act 1925 have been entitled) to re-enter the Premises

3.2	that the terms of this Lease may have been varied by agreement between the parties

3.3	that the Tenant may have surrendered part of the Premises in which event the liability of the Guarantor hereunder shall continue in respect of the parts of the Premises not so surrendered after making any necessary apportionments under the Law of Property Act 1925 s.140

3.4	that the Tenant may have ceased to exist

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3.5	any other act or thing whereby but for this provision the Guarantor would have been released

4.	If at any time during the Term the Tenant (being an individual) becomes bankrupt or (being a company) goes into liquidation and the trustee in bankruptcy or liquidator disclaims this Lease or if this Lease is forfeited then this Schedule will remain in full force and effect notwithstanding such event and the Guarantor will if the Landlord shall by notice in writing within 60 days after such disclaimer or forfeiture so require take from the Landlord a lease of the Premises for a term commensurate with the residue of the Contractual Term which would have remained had there been a disclaimer or forfeiture at the same Rent then being payable and subject to the same covenants and conditions as are reserved by and contained in this Lease to take effect from the date of the said disclaimer or forfeiture and in such case the Guarantor shall pay the costs of such new Lease and execute and deliver to the Landlord a counterpart thereof

5.	The parties agree that this guarantee shall only subsist for such period and extend to such liabilities restrictions and other requirements as may be permitted by the Landlord and Tenant (Covenants) Act 1995

SIGNED AS A DEED AND DELIVERED by	)

by WALLINGFEN PARK LIMITED acting	)

by two Directors or a Director and its Secretary	)

Director:- /s/ M.K. Kendall

Director/Secretary:- /s/ June Jarvis

SIGNED AS A DEED AND DELIVERED by	)

LAKELAND INDUSTRIES EUROPE	)

LIMITED acting by two Directors or a Director	)

and its Secretary:-)

Director: /s/ Martin Lill

Director/Secretary /s/ Martin Watkin

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